INVESTMENT SUBADVISORY AGREEMENT

VALUE PORTFOLIO

THIS AGREEMENT, made this 15th day of November, 2006, is between JEFFERSON PILOT INVESTMENT ADVISORY CORPORATION, a Tennessee corporation with offices at One Granite Place, Concord, New Hampshire, 03301 (the “Investment Manager”) and Massachusetts Financial Services Company, (the “Subadviser”) a Delaware corporation with offices at 500 Boylston Street, Boston, Massachusetts 02116.

WITNESSETH:

WHEREAS, Jefferson Pilot Variable Fund, Inc. (the “Fund”) is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, the Fund issues separate classes or series of stock, each of which represents a separate portfolio of investments;

WHEREAS, the Fund’s shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies under which income, gains, losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies;

WHEREAS, the Fund has employed the Investment Manager to act as investment manager of the Portfolio, as set forth in an Investment Management Agreement between the Fund and the Investment Manager dated August 28, 1997, (the “Investment Management Agreement”) pursuant to which it was agreed that the Investment Manager may contract with the Subadviser, or other parties for certain investment management services;

WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Investment Manager desires to retain the Subadviser to render investment management services to the Fund’s Value Portfolio (the “Portfolio”) in the manner and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained the Investment Manager and the Subadviser hereby agree as follows:

1. Appointment of the Subadviser. The Investment Manager hereby appoints the Subadviser to act as an investment subadviser for the Portfolio and to manage the investment and reinvestment of the assets of the Portfolio, subject to the supervision of the Directors of the Fund and the terms and conditions of this Agreement. The Subadviser will be an independent contractor and will have no authority to act for or represent the Fund or Investment Manager in any way or otherwise be deemed an agent of the Fund or Investment Manager except as expressly authorized in this Agreement or another writing by the Fund, Investment Manager and the Subadviser. Notwithstanding the foregoing, the Subadviser shall have full and complete discretion to establish brokerage accounts with one or more brokers, dealers, or other financial intermediaries as the Subadviser may select. The Fund will be a party to any agreement or contract which opens a futures account or options account.

2. Duties of the Subadviser. The Subadviser hereby agrees, subject to the supervision of the Investment Manager and the Board of Directors of the Fund, (1) to act as the Subadviser of the Portfolio, (2) to manage the investment and reinvestment of the assets of the Portfolio for the period and on the terms and conditions set forth in this Agreement, and (3) during the term hereof, to render the services and to assume the obligations herein set forth in return for the compensation provided for herein and to bear all expenses of its performance of such services and obligations.

3. Services to be Rendered by the Subadviser to the Fund

A. The Subadviser will manage the investment and reinvestment of the assets of the Portfolio and determine the composition of the assets of the Portfolio, subject always to the general direction and control of the Directors of the Fund and the Investment Manager and in accordance with the provisions of the Fund’s registration statement, as amended from time to time. In fulfilling its obligations to manage the investment and reinvestment of the assets of the Portfolio, the Subadviser will:

(i) obtain and evaluate pertinent, statistical, financial, and other information relating to individual companies or industries, the securities of which are included in the Portfolio or are under consideration for inclusion in the Portfolio;

(ii) formulate and implement a continuous investment program for the Portfolio (a) consistent with the investment objectives, policies, and restrictions of the Portfolio as stated in the Fund’s Agreement and Articles of Incorporation, Bylaws, and such Portfolio’s currently effective Prospectus and Statement of Additional Information (“SAI”) as amended from time to time, and (b) in compliance with the diversification requirements of Sections 817(h) and 851 of the Internal Revenue Code of 1986. The Subadviser shall perform diversification testing on at least a quarterly basis with respect to Portfolio assets managed by the Subadviser, and shall provide timely notice if such diversification requirements are not satisfied with respect to the Portfolio's assets;

(iii) take whatever steps are necessary to implement the investment program for the Portfolio by the purchase and sale of securities and other investments authorized under the Fund’s Agreement and Articles of Incorporation, Bylaws, and such Portfolio’s currently effective Prospectus and SAI, including the placing of orders for such purchases and sales;

(iv) regularly report to the Directors of the Fund and the Investment Manager with respect to the implementation of the investment program and, in addition, provide such statistical information and special reports concerning the Portfolio and/or important developments materially affecting the investments held, or contemplated to be purchased, by the Portfolio, as may reasonably be requested by the Investment Manager or the Directors of the Fund, including attendance at Board of Directors Meetings, as reasonably requested, to present such information and reports to the Board, provided that Subadviser shall not be responsible for fund accounting;

(v) will assist in suggesting methods for determining fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Portfolio’s net asset value in accordance with procedures and methods established by the Directors of the Fund, provided that the Subadviser shall not bear responsibility or liability for the determination or accuracy of the valuation of any security or other asset in the Portfolio;

(vi) will provide executed trade and other necessary information requested by the Investment Manager and required to be provided by the Subadviser hereunder through mutually agreed upon methods of communication; and

(vii) unless the Investment Manager advises the Subadviser in writing that the right to vote proxies has been expressly reserved to the Investment Manager or otherwise delegated to another party, the Subadviser shall exercise voting rights incident to any securities held by the Portfolio in accordance with its own proxy voting policies and procedures without consultation with the Investment Manager or the Portfolio. The Subadviser agrees to furnish a copy of its proxy voting policies and procedures, and any amendments thereto, to the Investment Manager.

B. To facilitate the Subadviser’s fulfillment of its obligations under this Agreement, the Investment Manager will undertake the following:

(i) the Investment Manager agrees to provide the Subadviser with all amendments or supplements to the Registration Statement, the Fund’s Agreement and Articles of Incorporation, and Bylaws prior to filing with Securities and Exchange Commission.

(ii) the Investment Manager agrees, on an ongoing basis, to notify the Subadviser expressly in writing of each change in the fundamental and nonfundamental investment policies of the Portfolio five business days prior to the effective date of such changes.

(iii) The Investment Manager agrees to provide or cause to be provided to the Subadviser such assistance as may be reasonably requested by the Subadviser in connection with its activities pertaining to the Portfolio under this Agreement, including, without limitation, information concerning the Portfolio, its available funds, or funds that may reasonably become available for investment, and information as to the general condition of the Portfolio’s affairs and information to enable Subadviser to monitor the Portfolio’s compliance with Subchapter M of the IRC;

(iv) the Investment Manager agrees to provide or cause to be provided to the Subadviser on an ongoing basis, such information as is reasonably requested by the Subadviser for performance by the Subadviser of its obligations under this Agreement;

(v) the Investment Manager will promptly provide the Subadviser with any guidelines and procedures applicable to the Subadviser or the Portfolio adopted from time to time by the Board of Directors of the Fund and agrees to promptly provide the Subadviser copies of all amendments thereto; and

(vi) the Investment Manager agrees to provide or cause to be provided to the Subadviser on an ongoing basis a list of all publicly traded affiliates of the Investment Manager which may not be purchased by the Portfolio (such list shall include security names, cusip numbers, sedol, and/or applicable ticker) and a list of all brokers and underwriters affiliated with the Investment Manager for reporting transactions under applicable provisions of the Investment Company Act.

All such information referenced in this Section 3 (B) shall be conveyed to the Subadviser in a timely manner so as to permit the Subadviser to take such actions as may be required in an orderly fashion, and the Subadviser shall not be in breach of any term of this Agreement or be deemed to have acted negligently if the Manager fails to provide or cause to be provided such information and the Subadviser relies on the information most recently furnished to the Subadviser.

The Investment Manger acknowledges that the Subadviser does not have access to all of the Portfolio’s books and records to perform certain compliance testing. However, to the extent that the Sub-Adviser has agreed to perform the services specified in this Agreement, the Subadviser shall perform compliance testing with respect to the Portfolio based upon information in its possession and upon information and written instructions received from the Investment Adviser.

C.  The Fund and the Investment Manager shall not, without the prior written consent of Subadviser, make representations in any disclosure document, advertisement, sales literature or other promotional material regarding the Subadviser or its affiliates. The Investment Manager shall hold harmless and indemnify the Subadviser against any loss, liability, cost, damage or expense (including reasonable attorneys fees and costs) arising out of any use of any disclosure documents, advertisement, sales literature or other promotional material without prior written consent by the Subadviser.

D.  The Subadviser, at its expense, will furnish all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement. The Fund or Investment Manager assumes and shall pay all expenses incidental to their respective organization, operation and business not specifically assumed or agreed to be paid by the Subadviser pursuant hereto, including, but not limited to, investment adviser fees; any compensation, fees, or reimbursements which the Fund pays to its Directors; compensation of the Fund’s custodian, transfer agent, registrar and dividend disbursing agent; legal, accounting, audit and printing expenses; administrative, clerical, record-keeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with execution of portfolio transactions (including any appropriate commissions paid to the Subadviser or its affiliates for effecting exchange listed, over-the-counter or other securities transactions); interest, all federal, state and local taxes (including stamp, excise, income and franchise taxes) costs of stock certificates and expenses of delivering such certificates to the purchaser thereof; expenses of shareholders’ meetings and of preparing, printing and distributing proxy statements, notices, and reports to shareholders; regulatory authorities; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of shares for the Fund, including, but not limited to all costs involved in the registration or qualification of shares of the Fund for sale in any jurisdiction, the costs of portfolio pricing services and systems for compliance with blue sky laws, and all costs involved in preparing, printing and mailing prospectuses and statements of additional information of the Fund; and all fees, dues and other expenses incurred by the Fund in connection with the membership in any trade association or other investment company organization.

Notwithstanding anything herein, the Subadviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of required supplements to the Fund’s registration statement, provided that such supplements relate solely to a change in control of the Subadviser or any change in the portfolio manager or managers assigned by the Subadviser to manage the Portfolio, where such supplements are required to be distributed to existing annuity contract holders and life policy holders that are invested in the Portfolio (“Existing Investors”) under applicable law. Such expenses will relate to supplement distributions made to Existing Investors that are invested in the Portfolio. The Investment Manager agrees to provide a detailed invoice of such expenses not later than six months after the expenses are incurred.

E. The Subadviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein (except to the extent such transactions are cross-trades effected in accordance with Rule 17a-7 and such policies or procedures as may be established by the Board of Directors). The Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek to execute brokerage transactions for the Portfolio in accordance with such policies or practices as may be established by the Board of Directors and described in the Fund’s currently effective prospectus and SAI, as amended from time to time. The Investment Manager reserves the right to direct the Subadviser upon written notice not to execute transactions through any particular broker(s) or dealer(s), and the Subadviser agrees to comply with such request within ten business days of receiving written notice.

The Subadviser will monitor the use of broker-dealers. In placing orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or its nominees, the Subadviser shall use its best efforts to obtain for the Portfolio the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance. “Best execution” shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. Whenever the Subadviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Portfolio, in selecting brokers or dealers to execute such orders, the Subadviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Subadviser’s research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Subadviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Subadviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker. To the extent authorized by said Section 28(e) and the Fund’s Board of Directors, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

F. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in compliance with Section 17(d) of the Investment Company Act of 1940 and the rules established thereunder, Section 206 of the Investment Advisers Act of 1940 and any rules established thereunder, and pursuant to policies adopted by the Subadviser and approved by the Board of Directors of the Fund. The Subadviser may make amendments to the Subadviser’s aggregation policy and effect transactions for the Portfolio pursuant to such revised policy, provided that such amendments comply with applicable law, and further provided that the Subadviser promptly communicates to the Fund the substance of any material amendments to the policy. The Board of Directors of the Fund shall have the opportunity to approve and ratify any such material amendments at the next regularly scheduled meeting or by consent.

The Subadviser may perform its Services through any employee, partner, officer or agent of Subadviser and the Investment Manager and the Fund shall not be entitled to the advice, recommendation or judgment of any specific person. Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Value Portfolio or that such Portfolio will perform comparably with any standard or index, including other clients of Subadviser, whether public or private.

G. The Subadviser will maintain all accounts, books and records with respect to the Portfolio as are required by subparagraphs (b)(5), (6), (7), (9), (10), and (11), and paragraph (f) of Rule 31a-1 under the Investment Company Act of 1940. The Investment Manager acknowledges that the Subadviser is not the Portfolio’s accounting agent, and does not maintain the official books and records of the Portfolio.

4. Compensation of the Subadviser. The Investment Manager will pay the Subadviser, with respect to the Portfolio, the compensation specified in Appendix A to this Agreement. Payments shall be made to the Subadviser within the first five business days of each month; however, this advisory fee will be calculated on the daily average value of the Portfolio’s assets and accrued on a daily basis. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Subadviser.

5. Non-Exclusivity. The Investment Manager agrees that the services of the Subadviser are not to be deemed exclusive and the Subadviser is free to render services of any kind to any other corporation, firm, individual or association. The Subadviser shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or the Investment Manager in any way or otherwise be deemed an agent of the Fund or Investment Manager other than in furtherance of its duties and responsibilities as set forth in this Subadvisory Agreement.

6. Books and Records. The Subadviser agrees that all books and records which it maintains for the Fund are the Fund’s property, and, in the event of termination of this Agreement for any reason, the Subadviser agrees promptly to return to the Fund, free from any claim or retention of rights by the Subadviser, all records relating to the Portfolio, provided, however, that the Subadviser may retain a copy of such records. The Subadviser also agrees upon request of the Investment Manager or the Fund, promptly to surrender the books and records to either party or make the books and records available for inspection by representatives of regulatory authorities. In connection with its duties hereunder, the Subadviser further agrees to maintain, prepare and preserve books and records in accordance with Rules 31a-1 and 31a-2 under the Investment Company Act of 1940.

The Subadviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement.

7. Liability. Except as may otherwise be provided by the Investment Company Act of 1940, neither the Subadviser nor its officers, directors, employees or agents shall be subject to any liability to the Investment Manager, the Fund or any shareholder of the Fund for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement. The Investment Manager shall hold harmless and indemnify the Subadviser for any loss, liability, cost, damage or expense (including reasonable attorneys fees and costs) arising or resulting from any claim or demand by the Fund or any past or present shareholder of the Fund that is not arising from Subadviser's willful misfeasance, bad faith or gross negligence.

8. Reliance on Documents. The Board of Directors of the Fund or its officers or agent will provide timely information to the Subadviser regarding such matters as purchases and redemptions of shares in the Portfolio, the cash requirements, and cash available for investment in the Portfolio, and all other information as may be reasonably necessary or appropriate in order for the Subadviser to perform its responsibilities hereunder. The Subadviser has provided the Investment Manager with a copy of its current form ADV.

Neither the Fund or the Investment Manager, nor their respective designees or agents, shall use any material describing or identifying the Subadviser or its affiliates without the prior consent of the Subadviser. Any material utilized by the Fund, the Investment Manager or their respective designees or agents which contain information as to the Subadviser and/or its affiliates shall be submitted to the Subadviser for approval prior to use, not less than five (5) business days before such approval is requested.

The Investment Manager has herewith furnished the Subadviser copies of the Fund’s Prospectus, Statement of Additional Information, Articles of Incorporation and By-Laws as currently in effect and agrees during the continuance of the Agreement to furnish the Subadviser copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Subadviser will be entitled to rely on all such documents furnished to it by the Investment Manager of the Fund.

9. Duration and Termination of the Agreement. This Subadvisory Agreement shall become effective as of the date first written above and remain in force until November 15, 2008. Thereafter, it shall continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Portfolio, and (b) a majority of those directors who are not parties to this Subadvisory Agreement, not interested persons of any party to this Subadvisory Agreement, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Fund, by a vote of a majority of the outstanding shares of the Portfolio, or by the Investment Manager on sixty days’ written notice to the Subadviser, or by the Subadviser on sixty days’ written notice to the Fund or the Investment Manager. This Agreement shall automatically terminate in the event of its assignment or in the event of termination of the Investment Management Agreement.

10. Amendments of the Agreement. Except to the extent permitted by the Investment Company Act of 1940 or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission (“SEC”), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act of 1940 as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that amendment may not have been approved by a majority of the outstanding voting securities of any other portfolio affected by the amendment or all the portfolios of the Fund.

11. Definitions. The terms “assignment”, “interested person”, and “majority of the outstanding voting securities”, when used in this Agreement, shall have the respective meaning specified under the Investment Company Act of 1940 and the rules thereunder.

12. Change in Law. Where the effect of a requirement of the Investment Company Act of 1940 or of the Investment Advisers Act of 1940 reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

13. Notices. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a) If to the Subadviser:

   Massachusetts Financial Services Company
   500 Boylston Street
  Attn: Erik Lindahl
  Boston, Massachusetts 02116

(b) If to the Investment Manager:
Jefferson Pilot Investment Advisory Corporation
One Granite Place
Concord, NH 03301
Attn: David K. Booth
Facsimile (603) 224-1691

14. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New Hampshire as at the time in effect and the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of New Hampshire or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable, the latter shall control.

15. Use of Subadviser’s Name. Neither the Fund nor the Investment Manager or any affiliate or agent thereof shall make reference to or use the name, and any derivative thereof or logo associated with that name, of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld or delayed. Upon termination of this Agreement, the Investment Manager and the Fund shall forthwith cease to use such name (or derivative or logo) as soon as reasonably practicable.

16.  Consultation with Subadvisers to other Fund Portfolios. As required by Rule 17a-10 under the Investment Company Act, the Subadviser will not consult with any other Subadviser to (i) the Portfolio, (ii) any other Portfolio of the Fund or (iii) any other investment company under common control with the Fund concerning transactions of the Portfolio in securities or other assets. This restriction shall not be deemed to prohibit the Subadviser from consulting with any of its affiliated persons concerning transactions in securities or other assets.

17. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolio.

18. Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19. Severability. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

JEFFERSON PILOT INVESTMENT ADVISORY CORPORATION

ATTEST:_/s/ Craig Moreshead____             BY: _/s/ David K. Booth_____

TITLE:___Secretary_____________            TITLE:__President__________

MASSACHUSETTS FINANCIAL SERVICES COMPANY

ATTEST:_/s/ Susan Newton____             BY: __/s/ Robert Manning______

TITLE:__Senior Vice President__          TITLE:_President_____________

SCHEDULE A

INVESTMENT SUBADVISORY FEES

NAME OF PORTFOLIO	ANNUAL FEE AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS
Value Portfolio Massachusetts Financial Services Company	.40% of first $250 Million .35% of next $250 Million .325% over $500 Million